EXHIBIT 5.1

                        William P. Crawford, Jr., Esquire
                  Executive Vice President and General Counsel



                                                  January 29, 2003



The South Financial Group, Inc.
104 South Main Street
Greenville, South Carolina  29601

          Re: Opinion re Legality of shares issued pursuant to the Registration Statement on Form S-8 of the The South Financial Group, Inc. Amended and Restated Restricted Stock Agreement Plan and the The South Financial Group, Inc. Amended and Restated Stock Option Plan (the "Plans")

Ladies and Gentlemen:

The opinion set forth below is rendered with respect to the 1,1450,000, $1.00 par value, of common stock of The South Financial Group, Inc. (the "Company"), that will be registered with the Securities and Exchange Commission by the above-referenced Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, in connection with the Plans. I have examined the Company's Articles of Incorporation, and all amendments thereto, and the Company's By-Laws, as amended, and reviewed the records of the Company's corporate proceedings. I have made such investigation of law as I have deemed necessary in order to enable me to render this opinion. With respect to matters of fact, I have relied upon information provided to me by the Company and no further investigation. With respect to all examined documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to us as copies and the accuracy and completeness of the information contained therein.

Based on and subject to the foregoing and subject to the comments, limitations and qualifications set forth below, I am of the opinion that upon satisfaction of the exercisability and other conditions set forth in the Plans and in the applicable stock option agreement or letter and payment of the applicable exercise price, shares of the Company's common stock covered by the above-referenced Registration Statement that are issued after the date hereof under and in compliance with the terms of the Plans will be legally issued, fully paid to the Company and non-assessable.

The foregoing opinion is limited to matters governed by the laws of the State of South Carolina in force on the date of this letter. I express no opinion with regard to any matter that may be (or that purports to be) governed by the laws of any other state or jurisdiction or any political subdivision of the State of South Carolina. In addition, I express no opinion with respect to any matter arising under or governed by the South Carolina Uniform Securities Act, as amended, any law respecting disclosure or any law respecting any environmental matter.

This opinion is rendered as of the date of this letter and applies only to the matters specifically covered by this opinion, and we disclaim any continuing responsibility for matters occurring after the date of this letter.

Except as noted below, this opinion is rendered solely for your benefit in connection with the above-referenced Registration Statement on Form S-8 respecting shares of the Company's common stock to be issued under the Plans and may not be relied upon, quoted or used by any other person or entity, other than participants in the Plans, or for any other purpose without my prior written consent.


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I consent  to the use of this  opinion  as an  exhibit  to the  above-referenced
Registration Statement on Form S-8 respecting shares of the Company's common stock to be issued under the Plan. I also consent to the use of my name under the heading "Item 5: Interests of Named Experts and Counsel."

                                            Very truly yours,

                                            /s/ William P. Crawford, Jr.

                                            William P. Crawford, Jr., Esquire